Exhibit 10.1
THE PROGRESSIVE CORPORATION

2015 EQUITY INCENTIVE PLAN

SECTION 1. Establishment; Definitions.

(a)The Progressive Corporation, an Ohio corporation (the “Company”), hereby establishes an incentive compensation plan for key employees, to be known as “The Progressive Corporation 2015 Equity Incentive Plan,” as set forth in this document. The Plan permits the grant of Restricted Stock Units, Restricted Stock, Stock Options, Stock Appreciation Rights and Dividend Equivalents to key employees of the Company and its Subsidiaries and Affiliates. The purpose of the Plan is to enable the Company to attract, retain, motivate and reward key employees of the Company and its Subsidiaries and Affiliates and strengthen the mutuality of interests between such key employees and the Company's shareholders by offering such key employees equity or equity-based incentives.

(b)For purposes of the Plan, the following terms shall have the meanings set forth below:

“10% Participant” has the meaning assigned to it in Section 8(b)(i).

“2010 Plan” means the Company’s 2010 Equity Incentive Plan, as amended from time to time.

“Affiliate” means any entity (other than the Company and its Subsidiaries) that the Company, directly or indirectly, controls, is controlled by or is under common control with, determined by the possession of the power to direct or cause the direction of management or policies of such entity (through ownership of securities, by contract or otherwise).

“Award” means any award of Restricted Stock Units, Restricted Stock, Stock Options, Stock Appreciation Rights or Dividend Equivalents under the Plan.

“Award Agreement” means a written or electronic agreement or grant certificate setting forth the terms and conditions applicable to an Award granted to a Participant under the Plan.

“Award Installment” means, (i) if an Award consists of multiple installments, each with a separate Vesting Date, Expiration Date and/or other unique term or condition, any one of such installments, or (ii) if the Award consists of a single installment, then the entire Award.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise determined by the Committee and stated in the Award Agreement for any Award: a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony; a Participant’s willful misconduct or dishonesty, any of which, in the judgment of the Committee, is harmful to the business or reputation of the Company or any Subsidiary or Affiliate; or any material violation of any of the provisions of a Code of Conduct, or any confidentiality agreement, non-solicitation agreement, or other agreement between the Participant and the Company.

“Change in Control” means the happening of any of the following events:
(i)An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition); or
(ii)A change in the composition of the Board such that the individuals who, as of the Plan Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this definition, any individual who becomes a member of the Board subsequent to the Plan Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or
(iii)The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
In addition, in all cases the foregoing definition is intended to satisfy the definition of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, each, as applicable, as defined in, and determined in accordance with, Section 409A.

“Change in Control Price” means the Fair Market Value of the Stock on the New York Stock Exchange Composite Index on the last full trading day immediately preceding the occurrence of the Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, and all regulations promulgated thereunder.

“Code of Conduct” means the Company’s Code of Business Conduct and Ethics, Chief Executive Officer/Senior Financial Officers Code of Ethics, or any other Company code or standards of conduct applicable to the Participant from time to time.

“Committee” means the Compensation Committee of the Board or a subcommittee of that committee.

“Company” means The Progressive Corporation, an Ohio corporation, or any successor corporation (which, following a Change in Control where the Company becomes a wholly-owned Affiliate of another Person, shall mean the ultimate parent entity of such Person (if such Person is not the ultimate parent entity)(the “New Company”)).

“Disability” means, unless otherwise provided in an Award Agreement, permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant.

“Disqualification Date” means the earliest date as of which the Participant engaged in any Disqualifying Activity, as determined by the Committee.

“Disqualifying Activity” means any of the following acts or activities:

(i)    directly or indirectly serving as a principal, shareholder, partner, director, officer, employee or agent of, or as a consultant or advisor or in any other capacity to, any business or entity which competes with the Company or its Subsidiaries or Affiliates in any business or activity then conducted by the Company or any of its Subsidiaries or Affiliates to any extent deemed material by the Committee, without the Company’s prior written consent; or

(ii)    any disclosure by the Participant, or any use by the Participant for his or her own benefit or for the benefit of any other person or entity (other than the Company or its Subsidiaries or Affiliates), of any confidential information or trade secret of the Company or any of its Subsidiaries or Affiliates without the prior written consent of the Company; or

(iii)    any material violation of any of the provisions of any Code of Conduct or any agreement between the Participant and the Company, as determined by the Committee; or

(iv)    making any other disclosure or taking any other action which is determined by the Committee to be materially detrimental to the business, prospects or reputation of the Company or any of its Subsidiaries or Affiliates; or

(v)    the Participant fails, in any material respect, to perform his or her assigned responsibilities as an employee of the Company or any of its Subsidiaries or Affiliates, as determined by the Committee, after consulting with the Chief Executive Officer or the Chief Human Resources Officer.

The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with the Company or any of its Subsidiaries or Affiliates shall not constitute a Disqualifying Activity.

“Dividend Equivalent” means an amount equal to a cash dividend paid or the fair market value of property distributed by the Company in respect of one share of Stock.

“Eligible Persons” has the meaning assigned to it in Section 4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means the date upon which an Award, or any portion thereof, is scheduled to expire or terminate if not exercised or vested prior thereto, as determined by the Committee and set forth in the related Award Agreement.

“Fair Market Value” means, as of any given date, the average of the high and low quoted selling price of the Stock on such date on the New York Stock Exchange or, if no such sale of the Stock occurs on the New York Stock Exchange on such date, then such mean price on the next succeeding day on which the Stock was traded on that Exchange. If the Stock is no longer traded on the New York Stock Exchange, then the Fair Market Value of the Stock shall be determined by the Committee in good faith.

“Good Reason” means, on or after the date of a Change in Control, and subject to the notice and cure provisions contained in Section 11 below:

(i)     any significant diminution in the individual’s duties, position (including status, title and reporting requirements), authority, or responsibilities;

(ii)     a decrease, as compared with the 6 months immediately preceding the Change in Control, in any of the Participant’s salary, rate of pay, cash bonus opportunity, allotted vacation time, the value of annual time-based and performance-based (if applicable) equity awards, or the prompt reimbursement of appropriate business expenses as set forth in the Company’s policies immediately prior to the Change in Control (or a reasonable replacement policy);

(iii)     requiring the Participant to be based at an office location other than the location at which he or she was based immediately prior to the Change in Control if the change in office location would increase the Participant’s commute (using the most direct, commonly traveled route) by greater than 50 miles; or

(iv)     denying the Participant the right to participate in savings, retirement and welfare benefit plans on the same basis (or a substantially similar basis) as is available to other similarly situated employees, subject to legal requirements (including ERISA requirements).

“Incentive Stock Option” means any Stock Option intended to be and designated as an “Incentive Stock Option”, which satisfies the requirements of Section 422 of the Code or any successor section thereto.

“Non-Employee Director” shall have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Commission.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option Exercise Price” means the price at which a share of Stock may be purchased by a Participant pursuant to the exercise of an Option, as determined by the Committee and set forth in the related Option Award Agreement.

“Option Installment” means an Award Installment of Stock Options.

“Option Term” means the period commencing on the grant date of a Stock Option and terminating on the Expiration Date of such Option.

“Outside Director” shall have the meaning set forth in Section 162(m).

“Participant” means any individual who received and holds an outstanding Award granted under the Plan.

“Performance-Based Award” means any Award that by the terms of the related Award Agreement is subject to vesting, in whole or in part, upon the Committee’s certification of the achievement of Performance Goals established by or under the direction of the Committee and set forth in the related Award Agreement, which, unless otherwise determined by the Committee, shall be Awards intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code (“Performance-Based Compensation”).

“Performance Goals” means the performance goals selected and established by the Committee with respect to any Performance-Based Award, which shall be based on objective criteria relating to one or more of the following measures: revenues; premiums (written, net, earned, per policy or per vehicle); expense levels; cost control or cost savings levels; combined ratio (target, weighted, variation from target, or cohort (expected lifetime combined ratio for a group of policies commencing during a specified time period)); return on shareholder equity, revenue or capital (including return on total capital or return on invested capital); policies in force; policy renewals; policy life expectancy; vehicles insured; drivers insured; earned car years; market share; physical damage earned car years; investment income; investment returns; net realized gains; net income; comprehensive income; shareholder equity; net book value per share; total shareholder return; or value of a share of Stock.
Performance Goals (i) may be measured company-wide or on the basis of a Subsidiary, a Significant Subsidiary, a segment, a business unit, a product line, a product, or any combination thereof, (ii) may reflect absolute performance or a relative comparison of performance to results in other periods, to a target, to a peer group of entities, to an index, or to another external measure, and (iii) may be measured on an aggregate or a per share basis. With respect to investment performance, such Performance Goals may also (a) be measured by reference to a specific portion of a portfolio or assets under management and (b) reflect risk adjustment and/or the benefit of any state premium tax abatements attributable to the investment portfolio(s) or investment(s) that is the subject of such goals.
At the time the Committee establishes Performance Goals for Performance-Based Awards (or otherwise within the time period permitted under Section 162(m), to the extent Performance-Based Awards to which the Performance Goals relate are intended to qualify as Performance-Based Compensation), the Committee may provide in the related Award Agreement for the exclusion from any one or more applicable periods of the impact of extraordinary, unusual and/or non-recurring items to the extent permitted by Section 162(m), including, without limitation, (u) any act of God or nature that adversely affects the Company’s business operations for a significant period of time, (v) any profit, loss or expense attributable to acquisitions or dispositions of stock, assets or any other portion of a business, (w) operating or financial results attributable to the operations of an entity or business acquired or disposed of by the Company, (x) gains or losses due to litigation or settlements, (y) all other items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, and (z) such other items as may be permitted by Section 162(m) of the Code and any amendments, revisions or successor provision thereto. Unless expressly determined by the Committee at the time the Performance Goals for an Award are established and stated in the related Award Agreement, the satisfaction of any Performance Goals shall be determined by eliminating the impact of any change in accounting rules which becomes effective following the time such Performance Goal is established.

“Plan” means The Progressive Corporation 2015 Equity Incentive Plan, as amended from time to time.

“Plan Effective Date” has the meaning specified in Section 15 of this Plan.

Qualified Retirement” means, unless otherwise determined by the Committee in any Award Agreement, any termination of a Participant’s employment with the Company or its Subsidiaries or Affiliates for any reason (including death, but excluding an involuntary termination for Cause) that (a) qualifies as a “separation from service” within the meaning of Section 409A, and (b) occurs on or after the first day of the calendar month in which both of the following conditions are scheduled to be satisfied:

(i)    the Participant is 55 years of age or older; and

(ii)    the Participant has completed at least fifteen (15) years of service as an employee of the Company or its Subsidiaries or Affiliates.

“Qualified Retirement Date” means the date as of which a Participant’s employment with the Company or its Subsidiaries or Affiliates terminates pursuant to a Qualified Retirement.

“Qualified Retirement Eligibility Date” means the first day of the calendar month in which the Participant is scheduled to satisfy the age and years-of-service requirements for a Qualified Retirement.
“Restricted Stock” means shares of Stock granted pursuant to Section 7.

“Restricted Stock Unit” or “Unit” means the contractual right awarded pursuant to Section 6.

“Restriction Period” means the period commencing on the date of the Award and expiring on the date on which all restrictions thereon (including any delay in delivery of Stock imposed for purposes of Section 409A) have lapsed and all conditions to vesting of such Award have been satisfied.

“Section 16” means Section 16 of the Securities Exchange Act (or any successor provision) and the regulations promulgated thereunder.

“Section 16 Participant” means an Eligible Person or Participant under the Plan who is then subject to Section 16.

“Section 162(m)” means Section 162(m) of the Code (or any successor provision) and the regulations and other guidance promulgated thereunder.

“Section 409A” means Section 409A of the Code (or any successor provision) and the regulations and other guidance promulgated thereunder.

“Significant Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 80% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Stock” means the Common Shares, $1.00 par value per share, of the Company.

“Stock Appreciation Right” means rights granted pursuant to Section 9.

“Stock Option” or “Option” means any option to purchase shares of Stock granted pursuant to Section 8.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Taxes” means, collectively, any federal, state, local or foreign withholding taxes due.

“Time-Based Award” means any Award that by the terms of the related Award Agreement is subject to vesting if the Participant remains employed by the Company or one of its Subsidiaries or Affiliates for a specified time period determined by or under the direction of the Committee and specified in the related Award Agreement, or earlier if the Committee so determines at the time of grant, including under circumstances in which the Participant’s Qualified Retirement Eligibility Date precedes the grant date or occurs during the Restriction Period, provided all other conditions to vesting have been met.

“Vesting Date” means the date on which the conditions to vesting of an Award Installment are satisfied and such Award Installment vests.

SECTION 2. Administration.

(a)    The Plan shall be administered by the Committee. The Committee shall consist of not less than two directors of the Company, all of whom shall be Non-Employee Directors and Outside Directors; provided, however, that, if at any time not all members are Non-Employee Directors and Outside Directors, all actions taken by the Committee shall nonetheless be valid for all purposes other than Section 162(m) of the Code or Section 16 of the Exchange Act, if applicable. Because the provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act, a subcommittee of the Board or the Committee shall be established subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b) of the Exchange Act. Committee members shall be appointed by the Board and shall serve on the Committee at the pleasure of the Board. The functions of the Committee specified in the Plan shall be exercised by the Board if and to the extent that no Committee exists which has the authority to so administer the Plan.

(b)    The Committee shall have full power to interpret and administer the Plan and full authority to select the Eligible Persons to whom Awards will be granted and to determine the type and amount of Awards to be granted to each Eligible Person, the consideration, if any, to be paid for such Awards, the timing of such Awards, the terms and conditions of Awards granted under the Plan and the terms and conditions of the related Award Agreements which will be entered into with Eligible Persons. As to the selection of and grant of Awards to Eligible Persons who are not Section 16 Participants, the Committee shall have the power to delegate its authority and responsibilities to members of the Company’s management consistent with applicable law.

(c)    The Committee shall have the authority, from time to time, to: adopt, alter, change and repeal such rules, regulations, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto); and to direct employees of the Company or other advisors to prepare such materials or perform such analyses as the Committee deems necessary or appropriate; and otherwise to supervise the administration of the Plan. The Committee may consult with the Company’s management and retain consultants and advisors.

(d)Any interpretation and administration of the Plan by the Committee, and all actions (including discretionary actions) and determinations of the Committee, shall be final, binding and conclusive on the Company, its shareholders, Subsidiaries, Affiliates, all Participants in the Plan, their respective legal representatives, successors and assigns and all persons claiming under or through any of them; provided, however, notwithstanding the foregoing or the terms of any Award Agreement, following a Change in Control, any determination as to whether “Cause,” “Good Reason” or a “Disqualifying Activity” (or any terms of similar meaning applicable to an Award) exists shall be subject to de novo review by a court, arbitrator or other dispute resolution body, as applicable, in the event of a dispute.

(e)No member of the Board or of the Committee shall incur any liability for any action taken or omitted, or any determination made, in good faith in connection with the Plan.

SECTION 3. Stock Subject to the Plan.

(a)    Aggregate Stock Subject to the Plan. Subject to adjustment as provided in Section 3(c) below, the total number of shares of Stock reserved and available for issuance pursuant to Awards under the Plan is (i) thirteen million (13,000,000), plus (ii) the number of shares remaining available for the granting of awards under the 2010 Plan at December 31, 2018, minus 100,000 shares of Stock or such greater number of shares as the Committee may determine prior to such date (which will remain in the 2010 Plan to satisfy dividend equivalent rights on awards outstanding under the 2010 Plan on such date and related to dividends and distributions to be paid after such date), plus (iii) any shares of Stock that relate to awards granted under the 2010 Plan that are outstanding as of December 31, 2018 and that subsequent to that date are cancelled, expired, forfeited or otherwise not issued (to the extent of such cancellation, expiration, forfeiture or lack of issuance). Any Stock issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.

The actual or deemed reinvestment of dividends, other distributions or Dividend Equivalents in additional Stock, Restricted Stock or Restricted Stock Units, as applicable, shall only be permissible if, at the time of such actual or deemed reinvestment, sufficient shares of Stock are available under this Section 3 for such reinvestment (taking into account the then outstanding and previously granted Awards, subject to Sections 3(b) and (c) below, including shares reserved in accordance with Section 5(b)(v)). If an Award provides for the reinvestment of Dividend Equivalents but Dividend Equivalents cannot be reinvested in additional Stock, Restricted Stock or Restricted Stock Units, as applicable, due to the operation of this Section 3(a), then the Committee may determine alternative mechanism(s) to credit the value of those Dividend Equivalents to the Participant or may discontinue the crediting of such Dividend Equivalents on a prospective basis only.

(b)    Forfeiture or Termination of Awards or Stock. If all or any portion of an Award granted hereunder is forfeited or otherwise terminates or expires without the delivery of Stock, then the Stock that is subject to or reserved for the portion of the Award that is forfeited, terminated or expired shall again be available for issuance in connection with future Awards under the Plan as set forth in Section 3(a), except to the extent the Participant who had been awarded such forfeited, expired or terminated Award (or portion thereof) has theretofore received a benefit of ownership with respect to the Stock covered by such Award (or portion thereof). For purposes hereof, (i) a Participant shall not be deemed to have received a benefit of ownership with respect to an Award by the exercise of voting rights or the accumulation of dividends, other distributions or Dividend Equivalents which are not realized due to the expiration, forfeiture or termination of the related Award without delivery of such Stock to the Participant, and (ii) a Participant shall be deemed to have received a benefit of ownership with respect to any shares of Stock withheld to pay an Option Exercise Price or strike price/base value or to satisfy applicable Taxes in connection with an exercise or vesting of all or any portion of an Award. The number of shares of Stock available for grant under the Plan shall not be reduced by shares subject to Awards granted upon the assumption of or in substitution for awards granted by a business or entity that is merged into or acquired by (or whose assets are acquired by) the Company.

(c)    Adjustment. In the event of any merger, reorganization, consolidation, recapitalization (including, without limitation, extraordinary cash dividends), share dividend, share split, reverse share split, spin-off, stock rights offering, liquidation, acquisition of property or shares, combination of shares or other similar event affecting the Company, the Committee shall make such substitution(s) or adjustment(s) as it deems appropriate and equitable to prevent dilution or enlargement of rights of Participants under the Plan to: (i) the aggregate number and kind of shares of Stock or other security(ies) reserved for issuance under the Plan (including any shares of Stock currently authorized by the 2010 Plan and that increase the authorized shares under the Plan pursuant to Section 3(a)); (ii) the various maximum limitations on the number of shares of Stock or Units that may be subject to Awards set forth in Section 3(d) granted to any Participant during any calendar year or other period; (iii) the number and kind of shares of Stock or other securities subject to then outstanding Awards granted under the Plan; (iv) the Option Exercise Price of any outstanding Stock Option and strike price/base value of any outstanding Stock Appreciation Right; and (v) any vesting criteria (including Performance Goals) applicable to any outstanding Award under the relevant Award Agreement; provided, in each case, that no such adjustment authorized under this Section 3(c) shall be made to the extent that such adjustment would cause an Award to be subject to adverse tax consequences to the Participant under Section 409A. Notwithstanding the foregoing, the Committee may provide that the number of shares of Stock with respect to any Award shall always be a whole number, and for the payment of fractional shares to be paid out in cash. Any adjustment or substitutions made under this Section 3(c) need not be the same for all Participants.

(d)    Limitations on Awards. No Eligible Person may be granted Awards under the Plan with respect to an aggregate of more than 1,500,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) during any calendar year. In addition, no Eligible Person may be granted Options and Stock Appreciation Rights with respect to an aggregate of more than 3,000,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) under the Plan. Any dividends, other distributions or Dividend Equivalents that may be payable with respect to an Award will be disregarded for purposes of determining compliance with this Section 3(d). Subject to the preceding sentence, with respect to Performance-Based Awards that stipulate a target number of Units or shares and that may vest at, below or above such target, the maximum number of shares of Stock issuable under such Award shall be used for purposes of determining compliance with this Section 3(d).

SECTION 4. Eligibility.

Officers and other key employees of the Company and its Subsidiaries and of any of its Affiliates that are designated by the Committee as a participating employer under the Plan (but excluding members of the Committee and any other person who serves only as a director) who are responsible for or contribute to the management, growth or profitability of the business of the Company or its Subsidiaries or Affiliates (“Eligible Persons”) are eligible to be granted Awards under the Plan.

SECTION 5. Terms and Conditions Applicable to all Awards.

(a)    Grant. Subject to the terms and conditions of the Plan, Awards may be awarded to Eligible Persons at any time and from time to time as determined by the Committee. The Committee shall determine the Eligible Persons to whom, and the time or times at which, grants of Awards will be made, the nature of each Award, the number of shares of Stock, Restricted Stock Units or other interests that are covered by or subject to such Award, the requirements for the vesting of such Award and any other restrictions applicable thereto, and the other terms and conditions of such Awards, in addition to those set forth in Section 5(b) and in the following Sections that apply to each specific type of Award. In the event of any inconsistency between this Section 5 and any of the following Sections that apply to a specific type of Award, the provisions of the Section applying to that specific type of Award will control.

(b)    Terms and Conditions. Awards made under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(i)    The purchase price for the Award, if any, shall be determined by the Committee at the time of grant.

(ii)    Awards must be accepted by executing the related Award Agreement, delivering an executed copy of such Award Agreement to the Company and paying whatever price (if any) is required. An Eligible Person who receives an Award shall not have any rights with respect to such Award unless and until such Eligible Person has executed and delivered to the Company the applicable Award Agreement, in the form approved from time to time by the Committee, and has otherwise complied with the applicable terms and conditions of such Award Agreement. In the Company’s discretion, the execution and delivery of such Award Agreement may be accomplished electronically or by other legally acceptable means.

(iii)     An Eligible Person may be granted a Time-Based Award or a Performance-Based Award, or a combination thereof. The Committee may provide for the lapse of the restrictions and conditions to vesting in Award Installments, as set forth in the related Award Agreement. The terms and conditions of Awards need not be the same with respect to each Participant.

(iv)    Notwithstanding anything to the contrary contained herein, the Committee may reduce the amount of, or eliminate in full, the amount of Stock, Units or other interests that are subject to any Performance-Based Award at, or at any time prior to, the Committee’s certification of the vesting of such Award. The Committee may treat individual Participants differently for these purposes. Any such determination by the Committee shall be final and binding on each Participant who is affected thereby.

(v)    Performance-Based Awards will vest and all restrictions thereon will terminate upon the certification by the Committee of the achievement of the specified Performance Goals, provided all other conditions to vesting have been met. In the Committee’s discretion, Performance-Based Awards may (A) stipulate that an Award will vest only in its entirety upon the satisfaction of the specified Performance Goals, (B) stipulate a portion of the Award that will vest either in whole or in part, depending on the level of achievement in comparison to the specified Performance Goals, pursuant to a formula, calculation or other objective mechanism approved by the Committee at the time of the Award, or (C) stipulate a target number of shares of Stock or Units (the “Target”) that may vest in part, in whole or up to a specified multiple of the Target, depending on the level of achievement in comparison to the specified Performance Goals pursuant to a formula, calculation or other objective mechanism approved by the Committee at the time of the Award. In the case of any Award authorized under clause (C) of the previous sentence, a number of shares of Stock equal to the maximum possible number of shares of Stock that may be delivered to the Participant under such Award will be reserved by the Company until such time as the applicable multiple of the Target has been determined by the Committee, even if the certification of achievement of results does not occur at that time due to additional Performance Goals that must be met prior to vesting, or if the actual exercise, vesting or delivery of Stock does not occur at that time due to any delay in delivery imposed for purposes of Section 409A. If, or to the extent that, Performance-Based Awards do not vest under the applicable Performance Goals on or before the Expiration Date established by the Committee for such Award, such Award will be forfeited automatically.

(vi)    Subject to the provisions of this Plan and the related Award Agreement, during the Restriction Period, the Participant who has received such Award shall not be permitted to sell, transfer, pledge, assign or otherwise encumber such Award or the Stock, Units or other interests which are subject to such Award, other than by will or by the laws of descent and distribution.

(vii)    Any Participant who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan or any other deferral plan hereafter adopted or maintained by the Company (in each case, a “Deferral Plan”) may elect to defer each Award granted to him or her under this Plan, subject to and in accordance with the terms of the applicable Deferral Plan and in compliance with the requirements of Section 409A.

SECTION 6. Restricted Stock Units.

(a)    Grant. Subject to the terms and conditions of the Plan, Restricted Stock Units may be awarded to Eligible Persons at any time and from time to time as shall be determined by the Committee.

(b)    Terms and Conditions. In addition to the terms and conditions set forth in Section 5, Restricted Stock Units awarded under the Plan shall be subject to the following terms and conditions and any Award Agreement providing for the grant of Restricted Stock Units shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(i)    No instruments or certificates evidencing such Units will be issued, but record thereof will be maintained by the Company or its designee.

(ii)    The Participant shall not have the right to vote the shares of Stock represented by the Restricted Stock Units prior to the vesting of such Units and the delivery of any shares of Stock due in respect of such vesting event.

(iii)    The Participant shall not have the right to receive any dividends, other distributions or Dividend Equivalents, as applicable, in respect of the shares of Stock represented by the Restricted Stock Units prior to the delivery of such shares of Stock. At the discretion of the Committee determined at the time of the Award, subject to the provisions of Section 3(a) of the Plan, the Participant may be credited with Dividend Equivalents with respect to each dividend or other distribution for which a record date occurs during the Restriction Period and for the payment of such Dividend Equivalents in cash or the reinvestment of such Dividend Equivalents in additional Units. ). The Committee may provide that any dividends, other distributions or Dividend Equivalents, whether payable in cash or shares of Stock, shall not be paid or distributed immediately, but shall remain subject to all the terms and conditions regarding vesting, restrictions and forfeiture that apply to the Restricted Stock Units to which such dividends, other distributions or Dividend Equivalents relate.

(iv)    Upon the satisfaction of all conditions to vesting of, and the lapse of the Restriction Period applicable to, all or part of an Award of Restricted Stock Units, as set forth in this Plan and the applicable Award Agreement, (A) the Company shall deliver to the Participant one share of Stock in exchange for each such vested Restricted Stock Unit and any Restricted Stock Units relating to the reinvestment of related Dividend Equivalents, and (B) the applicable Restricted Stock Units shall be cancelled, and the shares of Stock so delivered shall not be subject to any further restrictions or limitations pursuant to this Plan. Unless determined otherwise by the Committee at any time prior to the applicable delivery date, each fractional Restricted Stock Unit shall vest and be settled in an equal fraction of a share of Stock.

SECTION 7. Restricted Stock.

(a)    Grant. Subject to the terms and conditions of the Plan, Restricted Stock may be awarded to Eligible Persons at any time and from time to time as shall be determined by the Committee.

(b)    Terms and Conditions. In addition to the terms and conditions set forth in Section 5, Restricted Stock awarded under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(i)    The purchase price for shares of Restricted Stock shall be determined by the Committee at the time of grant and may be equal to their par value or zero.

(ii)    Each Participant receiving a Restricted Stock Award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The stock certificate evidencing such shares of Restricted Stock shall be held in custody by the Company, or its designee, until the conditions to the vesting of such Award have been satisfied and all other restrictions thereon shall have lapsed. Notwithstanding the foregoing, in the discretion of the Company, any shares of Restricted Stock awarded to any Eligible Person may be issued and held in book entry form. In such event, no stock certificates evidencing such shares will be issued and the applicable restrictions will be noted in the records of the Company’s transfer agent and in the book entry system.

(iii)    As a condition of any Restricted Stock Award, the Participant shall deliver to the Company a stock power, endorsed in blank, relating to the Stock covered by such Award, or make such other arrangements with respect thereto as the Committee may require.

(iv)    Except as provided otherwise in the Plan or the applicable Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock awarded, all of the rights of a shareholder of the Company, including the right to vote the Stock and the right to receive any dividends or other distributions (in the form of cash or Dividend Equivalents). The Committee may provide that any dividends, other distributions or Dividend Equivalents, whether payable in cash or shares of Stock, shall not be paid or distributed immediately, but shall remain subject to all the terms and conditions regarding vesting, restrictions and forfeiture that apply to the shares of Restricted Stock to which such dividends, other distributions or Dividend Equivalents relate.

SECTION 8.    Stock Options.

(a)    Grant. Subject to the terms and conditions of the Plan, Stock Options may be granted to Eligible Persons at any time and from time to time, as shall be determined by the Committee. Stock Options granted under the Plan may be either of two types, which shall be indicated in the related Award Agreement: Incentive Stock Options or Non-Qualified Stock Options. Subject to Section 8(c) hereof, the Committee shall have the authority to grant to any Eligible Person Incentive Stock Options, Non-Qualified Stock Options or a combination thereof.

(b)    Terms and Conditions. In addition to the terms and conditions set forth in Section 5, Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(i)    The Option Exercise Price per share of Stock purchasable under a Non-Qualified Stock Option shall be determined by the Committee at the time of grant and shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. The Option Exercise Price per share of Stock purchasable under an Incentive Stock Option shall be determined by the Committee at the time of grant and shall be not less than 100% of the Fair Market Value of the Stock at the date of grant (or 110% of the Fair Market Value of the Stock at the date of grant in the case of an Eligible Person who at the date of grant owns shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations (as determined under Section 424(d), (e) and (f) of the Code) (a “10% Participant”)).

(ii)    The Option Term shall be determined by the Committee at the time of grant and may not exceed ten (10) years from the date the Option is granted (or, with respect to Incentive Stock Options, five (5) years in the case of a 10% Participant).

(iii)    Stock Options shall be exercisable at such time or times, in one or more installments, and subject to such terms and conditions (which may include, without limitation, the achievement of one or more Performance Goals) as shall be determined by the Committee at grant.

(iv)    Subject to whatever installment exercise provisions apply with respect to such Stock Option, and any other conditions to vesting, Stock Options may be exercised in whole or in part, at any time during the Option Term, by giving to the Company or its designee written or other appropriate notice of exercise specifying the number of shares of Stock to be purchased. Such notice shall be accompanied by payment in full of the Option Exercise Price of the shares of Stock for which the Stock Option is exercised and Taxes due upon such exercise, in cash or by check or by such other instrument or arrangement as the Committee may approve at or after grant (which may, to the extent permitted by applicable law, include payment through the delivery of irrevocable instructions to a broker to deliver promptly to the Company the amount of sales proceeds of shares of Stock otherwise deliverable upon such exercise of the Option as is necessary to pay the Option Exercise Price and Taxes due upon such exercise). Subject to the following two sentences, unless otherwise determined by the Committee, at or after grant, payment, in full or in part, of the Option Exercise Price of Incentive Stock Options and Non-Qualified Stock Options and Taxes may be made in the form of unrestricted Stock which is then owned by the Participant and which has a value equal to the Fair Market Value equal to such Option Exercise Price and Taxes. Notwithstanding the foregoing, the specific details of any such delivery of Stock by a Section 16 Participant shall be approved in advance by the Committee.

No Stock shall be issued pursuant to an exercise of an Option until full payment of the Option Exercise Price and Taxes due on such exercise has been made therefor. A Participant shall not have rights to dividends, other distributions or Dividend Equivalents or any other rights of a shareholder with respect to any Stock subject to an Option unless and until the Participant has given written notice of exercise, has paid in full for such shares, has given, if requested, the representation described in Section 14(a) and such shares have been issued to the Participant.

(v)    All vested Stock Options shall be exercisable, during the Participant's lifetime, only by the Participant or, subject to Section 8(c) and the terms of the applicable Award Agreement, by the Participant's authorized legal representative if the Participant is unable to exercise an Option as a result of the Participant's Disability.

(c)    Incentive Stock Options. Notwithstanding Section 4, only employees of the Company or a Subsidiary shall be eligible to receive Incentive Stock Options. Notwithstanding Section 5(b)(vi), an Incentive Stock Option shall be exercisable by (i) a Participant's authorized legal representative (if the Participant is unable to exercise the Incentive Stock Option as a result of the Participant's Disability) only if, and to the extent, permitted by Section 422 of the Code and Section 16 of the Exchange Act and the rules and regulations promulgated thereunder and (ii) by the Participant's estate, in the case of death, or authorized legal representative, in the case of Disability, no later than 10 years from the date the Incentive Stock Option was granted (or 5 years in the case of a 10% Participant) (in addition to any other restrictions or limitations which may apply). Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participant(s) affected, to disqualify any Incentive Stock Option under such Section 422 or any successor Section thereto.

SECTION 9. Stock Appreciation Rights.

(a)    Grant. Stock Appreciation Rights may be granted alone, in addition to or in tandem with other Awards granted under the Plan or cash awards made outside of the Plan. In the case of an Award of Stock Appreciation Rights relating to an Award of Non-Qualified Stock Options, such rights may be granted either at or after the time of the grant of the related Non-Qualified Stock Options. In the case of Incentive Stock Options, such rights may be granted in tandem with Incentive Stock Options only at the time of the grant of such Incentive Stock Options and exercised only when the Fair Market Value of the Stock subject to the Incentive Stock Option exceeds its Option Exercise Price.

Stock Appreciation Rights issued in tandem with Stock Options ("Tandem SARs") shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, subject to such provisions as the Committee may specify at grant if a Stock Appreciation Right is granted with respect to less than the full number of shares of Stock subject to the related Stock Option.

All vested Stock Appreciation Rights granted hereunder shall be exercised in accordance with the procedures established by the Committee for such purpose. Upon such exercise, the Participant shall be entitled to receive an amount determined in the manner prescribed in Section 9(b)(ii) and the applicable Award Agreement.

(b)    Terms and Conditions. In addition to the terms and conditions set forth in Section 5, Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(i)     Tandem SARs shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 8 and this Section 9, and Stock Appreciation Rights granted separately ("Freestanding SARs") shall be exercisable as the Committee shall determine.

(ii)    Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash or shares of Stock, as determined by the Committee at the time of grant, equal in value to the excess of the Fair Market Value of one share of Stock on the date of exercise of the Stock Appreciation Right over (A) the Option Exercise Price specified in the related Stock Option in the case of Tandem SARs, which price shall be fixed no later than the date of grant of the Tandem SARs, or (B) the price per share specified in the related Award Agreement in the case of Freestanding SARs, which price shall be fixed at the date of grant and shall be not less than the Fair Market Value of the Stock on the date of grant, multiplied by the number of shares of Stock in respect of which the Stock Appreciation Right shall have been exercised. The Committee shall have the right to approve or refuse to approve any election by the Participant to receive cash, in whole or in part, upon exercise of the Stock Appreciation Right. When payment is to be made in Stock, the number of shares of Stock to be paid shall be calculated on the basis of the Fair Market Value of the Stock on the date of exercise. Notwithstanding the foregoing, the Committee may unilaterally limit the appreciation in value of any Stock Appreciation Right at any time prior to exercise.

(iii)    Upon the exercise of a Tandem SAR, the related Stock Option must also be exercised at the same time.

(iv)    Stock Appreciation Rights shall be exercisable, during the Participant's lifetime, only by the vested Participant or by the Participant's authorized legal representative if the Participant is unable to exercise a Stock Appreciation Right as a result of the Participant's Disability.

SECTION 10. Termination of Employment; Disqualifying Activity.

(a)    Termination of Employment. Unless otherwise determined by the Committee at or after the time of grant of an Award, upon a termination of a Participant’s employment, all outstanding Awards held by such Participant, whether then vested or unvested, shall be terminated and forfeited automatically. Subject to Section 10(b), the Committee may provide for exceptions to this general rule with respect to any Award, including in the case of a Participant’s death, Disability or Qualified Retirement.

(b)    Disqualifying Activity. If the Committee determines that the Participant has engaged or is engaging in any Disqualifying Activity, then:
(i)     if the Vesting Date of any Award Installment under an Award then held by the Participant is scheduled to occur after the date of the Committee’s determination that the Participant has engaged in a Disqualifying Activity (or with respect to vested Stock Options and Stock Appreciation Rights, such Award Installment has not been exercised by the Participant), then each such Award Installment shall terminate immediately upon the date of the Committee’s determination, and all related Awards (and rights to shares of Stock, Units, Stock Options, Stock Appreciation Rights or Dividend Equivalents thereunder) shall be forfeited automatically at that time; and
(ii)     if the Vesting Date of any Award Installment occurred (or with respect to vested Stock Options and Stock Appreciation Rights, such Award Installment was exercised by the Participant) after the Disqualification Date but prior to the date of the Committee’s determination with respect thereto, such Award Installment shall be deemed to have automatically terminated and forfeited as of the Disqualification Date. Accordingly, promptly upon the Company’s demand, the Participant shall transfer or pay to the Company all shares of Stock (or, if such Stock has been sold or otherwise transferred by the Participant, an equivalent number of shares of Stock or, at the Company’s election, the value thereof as of the applicable Vesting Date or exercise date) or other proceeds received or deferred by the Participant in connection with such vesting (or exercise) event(s), and the Participant will be entitled to no consideration in connection therewith. If such shares of Stock or other proceeds are not transferred or paid to the Company promptly upon such demand, then the Company will have the right to recover from the Participant all such shares or other proceeds, plus the costs and expenses incurred by the Company in recovering such shares or other proceeds from the Participant and enforcing its rights hereunder, including, without limitation, reasonable attorneys’ fees and court costs, plus interest at the rate of eight percent (8%) per annum or, if lower, the highest rate permitted by law, calculated from the applicable Vesting Date (or exercise date).
Any determination by the Committee hereunder, which may act upon the recommendation of the Chief Executive Officer or other senior officer of the Company, that the Participant has engaged or is engaging in any Disqualifying Activity, and as to the Disqualification Date, shall be final and conclusive.
SECTION 11. Change In Control Provisions.
Unless otherwise provided in the applicable Award Agreement, and subject to Section 3(c), notwithstanding any other provision of this Plan to the contrary, upon a Change in Control, the following provisions shall apply with respect to all Awards outstanding immediately prior to a Change in Control:
(a)    Alternative Awards. No cancellation, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Award upon a Change in Control if the Committee reasonably determines, in good faith, prior to the Change in Control, that such outstanding Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed, or substituted Award being hereinafter referred to as an “Alternative Award”) by the Company or the New Company, as applicable, provided that any Alternative Award must:
(i) provide for rights, terms and conditions that are substantially identical to, and not less favorable than, the rights, terms and conditions applicable under the Award being substituted for the Alternative Award, including, but not limited to, an identical or better exercise or vesting schedule;
(ii) have substantially equivalent economic value to such Award (determined at the time of the Change in Control by the Committee in its good faith, sole discretion);
(iii) have terms and conditions which provide that if the Participant’s employment or service is involuntarily terminated without Cause by the Company or the New Company, as applicable, or constructively terminated for Good Reason by the Participant, any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be, consistent with the provisions of Section 11(c) below; and
(v) not subject the Participant to the assessment of taxes or penalties under Section 409A.
Subject to clause (v) above, with respect to any Alternative Award for a Performance-Based Award, the Committee will have the discretion to provide in the Alternative Award (x) for the same Performance Goals as in the original Award Agreement, (y) for different Performance Goals than are in the original Award Agreement, or (z) that the Performance Goals in the original Award Agreement shall be considered to be achieved and to determine at what level they shall be deemed to have been achieved (for example, at Target or at a multiple of Target based on the level of achievement through the date of the Change in Control) with the Award being converted into a Time-Based Award that will vest at the end of the performance period stated in the original Award Agreement. The determination whether the conditions of this Section 11(a) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(b)    Accelerated Vesting and Payout. In the event Section 11(a) does not apply, upon a Change in Control: (i) all outstanding Options and Stock Appreciation Rights shall become vested and exercisable immediately prior to the Change in Control; (ii) all outstanding unvested Restricted Stock and Restricted Stock Unit Awards shall become vested immediately prior to the Change in Control; and (iii) the Committee (as constituted prior to the Change in Control) shall provide that in connection with the Change in Control (A) each Option and Stock Appreciation Right shall be cancelled in exchange for an amount (payable in accordance with the following sentence) equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of the Change in Control over the Option Exercise Price for such Option or the base value/strike price applicable to such Stock Appreciation Right and (B) each Restricted Stock and Restricted Stock Unit Award shall be cancelled in exchange for an amount (payable in accordance with the following sentence) equal to the Change in Control Price multiplied by the number of shares of Stock covered by such Award, with any Performance-Based Awards deemed to have been earned in full at the higher of Target or a multiple of Target (determined by reference to the Award Agreement) based on the level of achievement through the date of the Change in Control, if such level of achievement is determinable by the Committee at the time of the Change in Control. Payment of any amounts calculated in accordance with this Section 11(b) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Company having an aggregate fair market value (determined by such Committee in good faith) equal to such amount or in a combination of such shares of stock and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than 10 business days, following the Change in Control.
(c)    Termination Following Change in Control. Notwithstanding the provisions of subsection (a) above, if on the date of or during the twenty-four (24)-month period following a Change in Control, either (a) the Company or the New Company, as applicable, terminates the Participant’s employment other than for Cause, or (b) the Participant terminates his or her employment for Good Reason (as stated in a written notice to the Company or the New Company, as applicable, which must be provided within 30 days after the occurrence of the event(s) giving rise to such Good Reason, and must set forth such Good Reason in reasonable detail and the expected date of termination, which shall be not more than 30 days after the date of such notice), and the Company or the New Company, as applicable, fails to cure the event(s) giving rise to the claim of Good Reason within such 30-day period, then upon the occurrence of such termination, (A) all outstanding Options and Stock Appreciation Rights held by such Participant shall become vested and exercisable immediately upon such termination and (B) all outstanding unvested Restricted Stock and Restricted Stock Unit Awards shall become vested immediately upon such termination. For purposes of this Section 11(d), with respect to any Performance-Based Awards, such Awards shall be considered to be earned in full at the higher of Target (if applicable) or a multiple of Target (determined by reference to the Award Agreement) based on the level of achievement as of the date of the termination, if such level of achievement is determinable at the time of the termination.

(d)    Section 409A. Notwithstanding the foregoing provisions of Section 11, in connection with the payment to a Participant of any Award Installment subject to Section 409A, solely to the extent that any Award Installment has been deferred pursuant to the terms of the Company’s Executive Deferred Compensation Plan as currently in effect or as hereinafter amended (or any successor or similar deferral plan), Sections 11(a), (b) and (c) hereof shall have no effect on the payment date(s) or form(s) of payment of such Award Installment pursuant to such deferred compensation plan (and any elections made by such Participant pursuant to such plan).

SECTION 12. Amendments and Termination.

(a)    The Board or the Committee (if permitted by applicable law), at any time, may amend, supplement, alter or discontinue the Plan, but, except as otherwise expressly provided in the Plan (including Sections 3 and 11), no such amendment, supplement, alteration or discontinuation shall be made which would impair the rights of a Participant under an Award theretofore granted, without the Participant's consent. The Company shall submit to the shareholders of the Company for their approval any amendments to the Plan which are required to be approved by shareholders by the rules and regulations of any governmental authority or any stock exchange upon which the Stock is then traded or by Section 162(m).

(a)Subject to changes in law or other legal requirements that would permit otherwise, the Plan may not be amended without the approval of the shareholders, to (i) increase the total number of shares of Stock that may be issued under the Plan or to any Participant during any calendar year (except for adjustments pursuant to Section 3(c)), (ii) permit the granting of Stock Options or Stock Appreciation Rights with an exercise price lower than those specified in Section 8(b)(i) and 9(b)(ii) (except for adjustments pursuant to Section 11(a), if applicable), (iii) modify the Plan’s eligibility requirements, (iv) change the Performance Goals as defined in Section 1(b) (except for adjustments permitted under Section 3(c)), or (v) increase the total number of shares of Stock that may be the subject of Stock Options and Stock Appreciation Rights granted to any Eligible Person under Section 3(d) (except for adjustments pursuant to Section 3(c)).

(c)    Subject to Sections 3(c), 11and 12(d), as applicable, the Committee, at any time, may amend the terms of any outstanding Award, but, except as otherwise expressly provided by the Plan, no such amendment shall be made which would: (i) impair the rights of a Participant under an Award theretofore granted, without the Participant's consent; or (ii) make the applicable exemptions provided by Rule 16b-3 under the Exchange Act unavailable to any Section 16 Participant with respect to an Award heretofore granted without the Participant's consent; provided, however, that in no event shall any such amendment be made with respect to any Award which is subject to the restrictions on deferred compensation under Section 409A, if such amendment would cause such Award to be subject to adverse tax consequences to the Participant under Section 409A.

(d)    Except for adjustments pursuant to Section 3(c), in no event may any Stock Option or Stock Appreciation Right granted under the Plan be amended to decrease the Option Exercise Price or strike price/base value thereof, as the case may be, or be cancelled (i) in exchange for a cash payment exceeding the excess (if any) of the Fair Market Value of shares covered by such Stock Option or Stock Appreciation Right over the corresponding exercise price or strike price/base value for such Award or (ii) in conjunction with the grant of any new Stock Option or Stock Appreciation Right or other Award with a lower Option Exercise Price or strike price/base value, as the case may be, or otherwise be subject to any action that would be treated under the rules of the New York Stock Exchange (or such other exchange upon which the Stock may be listed at that time) as a “repricing” of such Stock Option or Stock Appreciation Right, unless such amendment, cancellation or action is approved by the Company’s shareholders.

(e)    Subject to the above provisions, the Board and the Committee shall have all necessary authority to amend the Plan and Award Agreements to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

SECTION 13. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

SECTION 14. General Provisions.

(a)    The Committee may require each Participant acquiring Stock pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Stock without a view to distribution thereof. Any certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

All shares of Stock or other securities issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities laws (including the Company’s Insider Trading Policy, if applicable), and the Committee may cause a legend or legends to be placed on any certificates for such shares to make appropriate reference to such restrictions or to cause such restrictions to be noted in the records of the Company’s stock transfer agent and any applicable book entry system.

(b)    Nothing contained in this Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(c)    Neither the adoption of the Plan, nor its operation, nor any document describing, implementing or referring to the Plan, or any part thereof, shall confer upon any Participant under the Plan any right to continue in the employ, or as a director, of the Company or any Subsidiary or Affiliate, or shall in any way affect the right and power of the Company or any Subsidiary or Affiliate to terminate the employment, or service as a director, or change the job title, duties, authority, position or compensation of any Participant in the Plan at any time with or without assigning a reason therefor, to the same extent as the Company or any Subsidiary or Affiliate might have done if the Plan had not been adopted.

(d)    For purposes of this Plan, a transfer of the employment of a Participant between the Company and any of its Subsidiaries or Affiliates, or between such Subsidiaries or Affiliates, shall not be deemed a termination of employment or adversely affect or enlarge the rights of any Participant under this Plan or with respect to any Award.

(e)    No later than the date as of which an amount relating to any Award under the Plan first becomes taxable, the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, at least the minimum Taxes and other items of any kind required by law to be withheld with respect to such amount. Subject to the following sentence and such rules and procedures as the Committee may determine from time to time, unless otherwise determined by the Committee, minimum Taxes may be settled with Stock, including, without limitation, unrestricted Stock previously owned by the Participant or that would otherwise be delivered to or purchased by the Participant in connection with the Award that gives rise to the withholding requirement. Notwithstanding the foregoing, any election by a Section 16 Participant to settle such tax withholding obligation with Stock that is previously owned by the Participant shall be subject to prior approval by the Committee. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements and the Company and its Subsidiaries and Affiliates to the extent permitted by law shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(f)    The Plan, all Awards made and all actions taken thereunder and any agreements relating thereto, shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed wholly within such state by residents thereof.

(g)    In the event any Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company and the Company shall have the right to offset against such Award any expenses (including attorneys’ fees) incurred by the Company in connection with such transfer or assignment.

(h)    The following provisions shall apply to Awards, as applicable, in addition to any similar provisions required to apply to Awards under applicable law and the rules of any national securities exchange on which shares of Stock are traded:

(i)    If (A) a Performance-Based Award granted to any executive officer shall vest hereunder on the basis of the achievement of certain financial or operating results as specified by the Committee (which includes, for purposes hereof, all of the Performance Goals that are available to the Committee under this Plan), (B) those financial or operating results were incorrect and were subsequently the subject of a restatement by the Company within three (3) years after the date of vesting, and (C) the vesting event would not have occurred as to some or all of such shares if the actual financial or operating results had been known as of the date of vesting, then the Company shall have the right of recoupment from the executive officer who received such shares of Stock upon or after such vesting or who elected to defer such shares at vesting. The Company will have this right of recoupment whether or not the executive officer in question was at fault or responsible in any way in causing such restatement. In such circumstances, the Company will have the right to adjust and amend the terms of all outstanding Stock Options as may be appropriate, and to recover from each executive officer, and each such executive officer will refund to the Company promptly on demand, at the Company’s discretion, either (X) the number of shares of Stock that vested (or that were subject to Stock Options that vested and were thereafter exercised), were delivered or were deferred (as applicable) upon or after such vesting based on the incorrect operating or financial results, (Y) the dollar equivalent of such number of Shares as of the date of such vesting, without interest, or (Z) the value that was paid to or earned by the executive officer, as applicable, at or after the time of vesting or upon the exercise of rights pursuant to any such vested Award, without interest. Such recovery, at the Committee’s discretion, may be made by lump sum payment, installment payments, credits against unvested Awards made hereunder, credits against future bonus or other incentive payments or awards, or other appropriate mechanism.

(ii)     If any recipient of an Award engaged in fraud or other misconduct (as determined by the Committee or the Board) resulting, in whole or in part, in a restatement of the financial or operating results used to determine the vesting of a Performance-Based Award hereunder, the Company will have the right to recoup from such individual, and such individual will transfer or pay to the Company promptly upon demand, in the Company’s discretion, either (A) the number of shares of Stock that vested (or that were subject to Stock Options that vested and were thereafter exercised), were delivered or were deferred (as applicable) upon or after such vesting based on the incorrect operating or financial results, (B) the dollar equivalent of such number of shares determined as of the date of such vesting, or (C) the value that was paid to or earned by such individual, as applicable, at or after the time of vesting or upon the exercise of rights pursuant to any such vested Award, and in the case of (B) and (C) plus interest at the rate of eight percent (8%) per annum or, if lower, the highest rate permitted by law, calculated from such vesting date. The Company further shall have the right to terminate and cancel any and all Awards previously made to such individual at any time hereunder that are then unvested or, if applicable, that have vested but have not then been exercised, and to recover from such individual the Company’s costs and expenses incurred in connection with recovering such Shares or funds from such individual and enforcing its rights under this subsection (ii), including, without limitation, reasonable attorneys’ fees and court costs. There shall be no time limit on the Company’s right to recover such amounts under this subsection (ii), except as otherwise provided by applicable law.

(iii) The rights contained in this subsection (h) shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under this Plan or under any applicable law or regulation.

(i)    The Plan is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to Awards and amounts that are subject to Section 409A, it is intended that the Plan be administered in all respects in accordance with Section 409A. Accordingly, any action taken under the Plan, including any acceleration or conversion under Section 11, shall be made in compliance with Section 409A. Notwithstanding anything to the contrary contained herein, no Option or Stock Appreciation Right granted under the Plan shall contain any feature for the deferral of compensation. Each payment under any Award that constitutes non-qualified deferred compensation subject to section 409A shall be treated as a “separate payment” for purposes of Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes non-qualified deferred compensation subject to Section 409A. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, in the event that a Participant is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Corporation), amounts that constitute “non-qualified deferred compensation” within the meaning of Section 409A that would otherwise be payable during the six (6) month period immediately following a Participant’s termination of employment with the Company and its Subsidiaries and Affiliates by reason of such termination shall instead be paid or provided on the first business day of the 7th month following the month in which the Participant’s termination occurs. If the Participant dies following any termination of employment with the Company and its Subsidiaries and Affiliates and prior to the payment of any amounts delayed on account of Section 409A, such amounts shall be paid to the personal representative of the Participant’s estate within thirty (30) days following the date of the Participant’s death (with the first date following the date of the Participant’s death being the first day of such thirty (30)-day period). Interest shall not accrue on such amounts during the period of delay. All references in this Plan and any Award Agreement to a Participant’s “termination”, “termination of employment”, “termination of service” and any other similar terminology, shall be interpreted as requiring that a “separation from service” within the meaning of Section 409A has occurred upon any such referenced event.

(j)    The Company shall have the unrestricted right to set off against or recover out of any delivery of shares of Stock (through withholding or cash delivered) to any Participant under an Award Agreement any amounts owed by such Participant to the Company or any of its Subsidiaries or Affiliates.

SECTION 15. Shareholder Approval; Effective Date of Plan.

The Plan was adopted by the Board on January 29, 2015 and is subject to approval by the holders of the Company's outstanding Stock. The Plan will become effective on the date of such approval (the “Plan Effective Date”).

SECTION 16. Term of Plan.

No Award shall be granted pursuant to the Plan on or after January 31, 2025, but Awards granted prior to such date may extend beyond that date, subject to the terms hereof and the applicable Award Agreement.

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